UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

Amendment No. 1 to

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): November 17, 2014

CHYRONHEGO CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York	001-09014	11-2117385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Hub Drive
Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 845-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[x] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-K is being filed to include a corrected Exhibit 2.1, Agreement and Plan of Merger, dated as of November 17, 2014, by and among ChyronHego Corporation, Vector CH Holdings (Cayman), L.P. and CH Merger Sub, Inc., as an exhibit hereto. The previously filed Exhibit 2.1 contained a typographical error and should be disregarded. No other exhibits to the Form 8-K are being re-filed with this Amendment.

Item 1.01  Entry into a Material Definitive Agreement

 On November 17, 2014, ChyronHego Corporation, a New York corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Vector CH Holdings (Cayman), L.P., a newly formed Cayman Islands exempted limited partnership (“Parent”), and CH Merger Sub, Inc., a newly formed New York corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”), providing for the merger (the “Merger”) of Merger Subsidiary with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Parent and Merger Subsidiary are controlled affiliates of Vector Capital Management, L.P. (the “Sponsor”).

 At the effective time of the Merger (the “Effective Time”), each share of common stock of the Company outstanding immediately prior to the Effective Time (other than shares held by Parent, Merger Subsidiary, any other subsidiary of Parent or any subsidiary of the Company) will be converted into the right to receive $2.82 in cash, without interest (the “Merger Consideration”), other than an aggregate of 8,258,707 shares, representing up to 50% of the shares held (excluding stock options and shares issuable upon exercise of stock options) by Johan Apel, Westhill Group AB, Stefan Fjellsten, Soren Kjellin, Maxflyt AB, and certain former shareholders of previously acquired companies (the “Rollover Holders”), which will be exchanged for approximately 31% of the equity interests of Parent. Mr. Apel is the President, Chief Executive Officer and a director of the Company, and Mr. Kjellin is the Chief Technology Officer of the Company. Westhill Group AB, Stefan Fjellsten, and Maxflyt AB are principal shareholders of the Company. The Rollover Holders have each executed and delivered Rollover Agreements dated November 17, 2014 (the “Rollover Agreements”) to Parent.

The Company’s Board of Directors (the “Board”) and a special committee of the Board of Directors composed entirely of independent directors (the “Special Committee”) unanimously approved the Merger Agreement.  Consummation of the Merger is subject to customary conditions, including without limitation: (i) the affirmative vote of the holders of two-thirds of the outstanding shares of common stock entitled to vote thereon (the “Shareholder Approval”), (ii) the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote thereon not owned, directly or indirectly, by Parent, Merger Subsidiary, certain other affiliates of Parent, or the Rollover Holders (the “Unaffiliated Shareholder Approval”, and together with the Shareholder Approval, the “Shareholder Approvals”), (iii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iv) the absence of any law, injunction, judgment or ruling making illegal or prohibiting the consummation of the Merger or enjoining the Company, Parent or Merger Subsidiary from consummating the Merger. Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including without limitation: (a) the accuracy of the other party’s representations and warranties contained in the Merger Agreement (in certain cases subject to materiality qualifiers) and (b) the other party’s performance in all material respects of all obligations required under the Merger Agreement to be performed by it at or prior to the Effective Time.  In addition, Parent’s and Merger Subsidiary’s obligation to consummate the Merger is subject to certain other conditions, including without limitation, the absence of any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) on the Company.

As a condition and inducement to the willingness of the Purchaser and Merger Subsidiary to enter into the Merger Agreement, the directors, executive officers and certain shareholders of the Company have entered into Voting Agreements dated November 17, 2014. Under the Voting Agreements, the signatories have agreed to vote shares owned by them in favor of the Merger, against any transaction or proposal that would result in a breach of the Merger Agreement or could result in the conditions under the Merger Agreement not being fulfilled, and in favor of any other matter necessary to consummate the Merger. Each signatory also agreed not to dispose of any of his or her shares of the Company’s common stock, other than to immediate family members or for estate planning purposes, and not to solicit or participate in any discussions or negotiations regarding any unsolicited proposal that constitutes or may reasonably be expected to lead to a Superior Proposal (defined below), other than activities in such person’s capacity as a director or executive officer of the Company as permitted by the Merger Agreement.

Following the Merger, Mr. Apel will continue to serve as the Chief Executive Officer, and Mr. Kjellin will continue to serve as the Chief Technology Officer, of the surviving company to the Merger.

The Company has made customary representations and warranties and covenants in the Merger Agreement, including without limitation covenants regarding: (i) the conduct of the business of the Company prior to the consummation of the Merger, (ii) the calling and holding of a meeting of the Company’s shareholders for the purpose of obtaining the Shareholder Approvals and (iii) the use of reasonable best efforts to cause the Merger to be consummated.

During the period beginning on the date of the Merger Agreement and continuing through January 5, 2015 (the “Go-Shop Period”), the Company may solicit alternative acquisition proposals from third parties and enter into discussions or negotiations with respect to any such alternative acquisition proposals. Starting on January 5, 2015 (the “Go-Shop Period End Date”), the Company will become subject to customary “no-shop” restrictions on its ability to solicit alternative acquisition proposals from third parties and enter into discussions or negotiations with third parties regarding alternative acquisition proposals, except that the Company may continue to engage in the aforementioned activities for a limited period of time after the Go-Shop Period with certain third parties that submitted an alternative acquisition proposal during the Go-Shop Period.

Notwithstanding the limitations applicable after the Go-Shop Period End Date, prior to the receipt of the Shareholder Approval, the Company may under certain circumstances furnish information to and engage in discussions or negotiations with third parties with respect to unsolicited alternative acquisition proposals that the Special Committee of the Board (the “Special Committee”) reasonably believes constitutes or would reasonably be expected to lead to a Superior Proposal, if the Special Committee determines that failure to do so would be inconsistent with its fiduciary duties. A “Superior Proposal” means a written acquisition proposal for 50% or more of the outstanding shares of Company common stock or 50% or more of the consolidated assets of the Company on terms that the Special Committee has determined is more favorable from a financial point of view to all of the Company’s shareholders (other than the Rollover Holders) than the Merger.

The Merger Agreement contains certain termination rights for the Company and Parent. Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee. If the termination fee becomes payable as a result of the Company terminating the Merger Agreement in order to enter into a definitive agreement concerning a Superior Proposal, the amount of the termination fee will be $1.8 million if the termination occurs on or before the Go-Shop Period End Date and $4.2 million if the termination occurs after the Go-Shop Period End Date. If the termination fee becomes payable in other circumstances, the amount of the termination fee will be $4.2 million. The Merger Agreement also provides that Parent will be required to pay the Company a reverse termination fee of $6.3 million in the event that the Company terminates the Merger Agreement due to a breach of any representation or warranty or failure to perform any covenant by Parent or Merger Subsidiary under the Merger Agreement.

Parent and Merger Subsidiary have obtained equity and debt financing commitments for the transaction contemplated by the Merger Agreement, consisting of a combination of (i) equity to be provided by funds affiliated with Sponsor (the “Funds”) and (ii) debt financing to be provided by Silicon Valley Bank and Apollo Investment Corporation. The Funds have also provided the Company with a limited guaranty in favor of the Company guaranteeing the payment of any reverse termination fee that may become payable by Parent.

The representations and warranties of the Company contained in the Merger Agreement have been made solely for the benefit of Parent and Merger Subsidiary. In addition, such representations and warranties (a) have been made only for purposes of the Merger Agreement, (b) have been qualified by certain disclosures made to Parent and Merger Subsidiary not reflected in the text of the Merger Agreement, (c) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Merger Agreement or other specific dates and (e) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement and not to provide investors with any other factual information regarding the Company or its business. Investors should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, proxy statements and other documents that the Company files with the Securities and Exchange Commission (the “SEC”).

The foregoing description of the Merger Agreement, Rollover Agreements and the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text, respectively, of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto, the Rollover Agreements, the form of which is filed as Exhibit 10.1 hereto, and the Voting Agreement, a copy of which is filed as Exhibit 10.2 hereto.

Item 7.01 Regulation FD Disclosure

A copy of the press release, issued on November 17, 2014, announcing the execution of the Merger Agreement is attached as Exhibit 99.1 hereto.

Important Information

 The Company plans to file with the SEC and mail to its shareholders a proxy statement regarding the proposed acquisition of the Company by the Sponsor. Investors and security holders are urged to read the proxy statement relating to such acquisition and any other relevant documents filed with the SEC when they become available because they will contain important information. Investors and security holders may obtain a free copy of the proxy statement and other documents that the Company files with the SEC (when available) from the SEC’s website at www.sec.gov and the Company’s website at http://chyronhego.com/. In addition, the proxy statement and other documents filed by the Company with the SEC (when available) may be obtained from the Company free of charge by directing a request to ChyronHego Corporation, c/o Investor Relations, 5 Hub Drive, Melville, NY 11747 USA, telephone: 631-845-2000.

Certain Information Regarding Participants

 The Company, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of the Company’s security holders in connection with the proposed acquisition of the Company by the Sponsor. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on March 14, 2014, and its definitive proxy statement for the 2014 Annual Meeting of Shareholders, which was filed with the SEC on April 3, 2014. To the extent holdings of Company securities have changed since the amounts printed in the definitive proxy statement for the 2014 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals can also be obtained from the proxy statement relating to the proposed acquisition of the Company by the Sponsor when it is filed by the Company with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at http://chyronhego.com/

Item 9.01  Financial Statements and Exhibits

      (d)  Exhibits

      The following documents are furnished herewith as exhibits to this report:

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of November 17, 2014, by and among ChyronHego Corporation, Vector CH Holdings (Cayman), L.P. and CH Merger Sub, Inc.*
10.1	Form of Rollover Agreement, dated as of November 17, 2014, by and between Parent and each of the Rollover Holders. +Previously filed with the Current Report on Form 8-K filed on November 17, 2014.
10.2	Voting Agreement, dated as of November 17, 2014, by and among Parent, Merger Subsidiary and the Signatories Thereto. +Previously filed with the Current Report on Form 8-K filed on November 17, 2014.
99.1	Press Release dated November 17, 2014 issued by ChyronHego Corporation. +Previously filed with the Current Report on Form 8-K filed on November 17, 2014.

* The schedules to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. ChyronHego Corporation will furnish supplemental copies of any such schedules to the U.S. Securities and Exchange Commission upon request.

+Previously filed with the Current Report on Form 8-K filed on November 17, 2014.

The press release may contain hyperlinks to information on the Company’s website and the Sponsor’s website. The information on such websites is not incorporated by reference into this Current Report on Form 8-K and does not constitute a part of this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CHYRONHEGO CORPORATION

By:	/s/ Dawn Johnston
Name:	Dawn Johnston
Title:	Interim Chief Financial Officer

Date: December 1, 2014